Exhibit 21

Subsidiaries

Name	Place of incorporation and kind of legal entity	Principal activities and place of operation	Particulars of issued/ registered share capital	Effective interest Held

Orient Express & Co., Ltd (“OEC”)	Samoa, a limited liability company	Sales of rubber foaming machine	1,000,000 issued shares of US$1 each	100%